UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2008

Enable Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50995	52-2372260
(Commission File Number)	(IRS Employer
Identification No.)
8725 W. Higgins Road, Suite 900 Chicago, Illinois 60631
(Address of Principal Executive Offices) (Zip Code)

(773) 272-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 9, 2008, Enable Holdings, Inc. (the “Company”) received a bridge loan investment for $400,000 in the form of a 18% Unsecured Debenture (the “Loan”) provided by an individual accredited investor, Dawn Geras (the “Investor”). The Loan was made pursuant to an exemption from registration under Rule 506 of the Securties Act of 1933.

Pursuant to the Loan, the Investor received a warrant to purchase an aggregate of 3,200,000 shares of the Company’s common stock at an exercise price of $0.25 per share. The Warrants are immediately exercisable until October 9, 2013.

The Debenture bears interest at the rate of 18% per annum and is due on January 9, 2009. The investor may elect to have the interest payment made in the company’s common stock in lieu of cash. We plan to use the net proceeds received in this financing for working capital.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

In connection with the Loan mentioned above, on October 9, 2008, the Company became obligated on a direct financial obligation in the amount of $400,000.  The Loan accrues interest at a rate of 18% per annum and is due and payable on January 9, 2009.  Under the terms of the Loan, the accrued and unpaid interest on the Loan is convertible, upon the election of the Investor, into Common Stock of the Company.

Item 1.01 is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities

On October 9, 2008, pursuant to the Loan discussed above, the Investor received Warrants to purchase an aggregate of 3,200,000 shares of the common stock at an exercise price of $0.25 per share. The Warrants were issued pursuant to Rule 506 of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

4.1 18% Unsecured Debenture dated October 9, 2008.

4.2 Common Stock Purchase Warrant dated October 9, 2008.

10.1  Securities Purchase Agreement dated October 9, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2008

ENABLE HOLDINGS, INC.

By /s/ Miguel A. Martinez, Jr.
Miguel A. Martinez, Jr.
Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
October 9, 2008	000-50995

ENABLE HOLDINGS, INC.

EXHIBIT NO.	ITEM

4.1	18% Unsecured Debenture dated October 9, 2008.

4.2	Common Stock Purchase Warrant dated October 9, 2008.

10.1	Securities Purchase Agreement dated October 9, 2008.